<SEQUENCE>1
<FILENAME>dxpo200812a.txt

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                                (Amendment No._1_)*



                        Express-1 Expedited Solutions, Inc.
--------------------------------------------------------------

                                (Name of Issuer)


                                  Common Stock
--------------------------------------------------------------

                         (Title of Class of Securities)



                                  30217Q-10-8
--------------------------------------------------------------

                                 (CUSIP Number)


                                   December 31, 2008
--------------------------------------------------------------

    (Date of Event Which Requires Filing of this Statement)



     Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

          [X] Rule 13d-1(b)

          [_] Rule 13d-1(c)

          [_] Rule 13d-1(d)

----------
* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange
Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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CUSIP No. 30217Q-10-8
---------------------


1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES
ONLY)

     FIRST WASHINGTON CORPORATION

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE
INSTRUCTIONS)

(a) [_]

(b) [_]

3.   SEC USE ONLY



4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     WASHINGTON

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON
WITH

5.   SOLE VOTING POWER

     0

6.   SHARED VOTING POWER

     1,922,900

7.   SOLE DISPOSITIVE POWER

     0

8.   SHARED DISPOSITIVE POWER

     1,922,900

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
PERSON

     1,922,900

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
CERTAIN SHARES (SEE
     INSTRUCTIONS)


[_]

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     6.00%

12.  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

     IA

			- 2 -
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CUSIP No. 30217Q-10-8
          ---------------------


Item 1(a).  Name of Issuer:

             EXPRESS-1 EXPEDITED SOLUTIONS INC
            --------------------------------------------------


      (b). Address of Issuer's Principal Executive Offices:
			429 POST RD
      BUCHANAN MI 49107

            --------------------------------------------------



Item 2(a).  Name of Person Filing:


			FIRST WASHINGTON CORPORATION
            --------------------------------------------------


      (b). Address of Principal Business Office, or if None,
Residence:

           	601 Union Street, Suite 3701
      Seattle, Washington 98101
            --------------------------------------------------


      (c). Citizenship:

			STATE OF WASHINGTON

            --------------------------------------------------


      (d). Title of Class of Securities:


            Common Stock
            --------------------------------------------------


      (e). CUSIP Number:


            30217Q-10-8
            --------------------------------------------------



Item  3.    If This Statement is filed pursuant to ss.240.13d-
1(b) or
            240.13d-2(b), or (c), check whether the person filing is a:

     (a) [_] Broker or dealer registered under Section 15 of the Exchange
               Act (15 U.S.C. 78c).

     (b) [_] Bank as defined in Section 3(a)(6) of the Exchange Act (15
               U.S.C. 78c).

     (c)   [_] Insurance company as defined in Section
3(a)(19) of the
               Exchange Act (15 U.S.C. 78c).

     (d) [_] Investment company registered under Section 8 of the
               Investment Company Act of 1940 (15 U.S.C. 80a-
8).

     (e) [x] An investment adviser in accordance with s.240.13d-1(b)(1)(ii)(E);

     (f) [_] An employee benefit plan or endowment fund in accordance with
               s.240.13d-1(b)(1)(ii)(F);

     (g) [_] A parent holding company or control person in accordance with
               Rule 13d-1(b)(1)(ii)(G);

     (h)   [_] A savings association as defined in Section
3(b) of the
               Federal Deposit Insurance Act (12 U.S.C.1813);

     (i) [_] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment
               Company Act of 1940 (15 U.S.C. 80a-3);

     (j)   [_] Group, in accordance with s.240.13d-
1(b)(1)(ii)(J).

Item 4.  Ownership.

     Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

     (a) Amount beneficially owned:

		1,922,900
         -----------------------------------------------------


     (b) Percent of class:

         6.00%
         -----------------------------------------------------


     (c) Number of shares as to which the person has:

          (i) Sole power to vote or to direct the vote


-----------------,


          (ii) Shared power to vote or to direct the vote

               1,922,900
-----------------,


          (iii) Sole power to dispose or to direct the disposition of
-----------------,


          (iv) Shared power to dispose or to direct the disposition of

                 1,922,900
--------------,


Item 5.  Ownership of Five Percent or Less of a Class.

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [
].

         Instruction:  Dissolution of a group requires a
response to this item.
         -----------------------------------------------------



Item 6.  Ownership of More Than Five Percent on Behalf of
Another Person.

     If any other person is known to have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, such securities, a statement to that effect should be included in response to this item and, if such interest relates to more than five percent of the class, such person should be identified. A listing of the shareholders of an investment company registered under the Investment Company Act of 1940 or the beneficiaries of employee benefit plan, pension fund or endowment fund is not required.


      --------------------------------------------------------



Item 7.  Identification and Classification of the Subsidiary
Which Acquired
         the Security Being Reported on by the Parent Holding
Company or Control
         Person.

     If a parent holding company or Control person has filed this schedule, pursuant to Rule 13d-1(b)(1)(ii)(G), so indicate under Item 3(g) and attach an exhibit stating the identity and the Item 3 classification of the relevant subsidiary. If a parent holding company or control person has filed this schedule pursuant to Rule 13d-1(c) or Rule 13d-1(d), attach an exhibit stating the identification of the relevant subsidiary.


      --------------------------------------------------------



Item 8. Identification and Classification of Members of the Group.

     If a group has filed this schedule pursuant to ss.240.13d-1(b)(1)(ii)(J), so indicate under Item 3(j) and attach an exhibit stating the identity and Item
3 classification of each member of the group. If a group has filed this schedule pursuant to ss.240.13d-1(c) or ss.240.13d-1(d), attach an exhibit stating the identity of each member of the group.


      --------------------------------------------------------



Item 9.  Notice of Dissolution of Group.

     Notice of dissolution of a group may be furnished as an exhibit stating the date of the dissolution and that all further filings with respect to transactions in the security reported on will be filed, if required, by members of the group, in their individual capacity. See Item 5.


       -------------------------------------------------------


Item 10.  Certification.

          By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having such purpose or effect.


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                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                       February 12, 2009

                         (Date)


                       FIRST WASHINGTON CORPORATION

                       By:  /s/ DAVID D. LEWIS

                      ---------------------------

				CHAIRMAN AND C.E.O.

The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative other than an executive officer or general partner of the filing person, evidence of the representative's authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

Note. Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See s.240.13d-7 for other parties for whom copies are to be sent.

Attention. Intentional misstatements or omissions of fact constitute Federal criminal violations (see 18 U.S.C. 1001).





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